FORM 3

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public UtilityHolding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.  Name and Address of Reporting Person
2.	Date of Event Re-
4.  Issuer Name and Ticker or Trading Symbol

Bradley                       Robert                                Ian

	quiring Statement	(Month/Day/Year)



Grand Toys International, Inc. ("GRIN")
	(Last)		(First)			(Middle)
	1/16/01
5.  Relationship of Reporting Person to Issuer
6.  If Amendment, Date of Original
c/o Grand Toys International, Inc.
1710 Rte. Transcanadienne
3. IRS Identification
   Number of Reporting
(Check all applicable)
           Director                            10% Owner
(Month/Day/Year)



(Street)
   Person, if an Entity
___X____ Officer	 (give                  _______Other (specify
7. Individual or Joint/Group Filing


Dorval                  Quebec, CANADA    H9P 1H7
   (Voluntary)

		    Title below)	                      below)
_President and Chief Executive Officer______
   (Check Applicable Line)
X  Form filed by One Reporting
	(City)		(State)			 (Zip)


     Person
__ Form filed by More than One
   Reporting Person
Table 1 - Non-Derivative Securities Beneficially Owned
1.  Title of Security
      (Instr. 4)
2.  Amount of Securities
      Beneficially Owned
      (Instr. 4)

3.Ownership
   Form: Direct
   (D) or Indirect
   (I)      (Instr. 5)
4.  Nature of Indirect Beneficial Ownership
     (Instr. 5)




























*If the Form is filed by more than one Reporting Person, see
Instruction 5(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially
owned directly or indirectly.									(Over)
								(Print or Type Responses)


FORM 3 (continued)	Table II - Derivative Securities Beneficially Owned (e.g.,
puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security
(Instr. 4)
2.	Date Exercisable and 	Expiration Date
	(Month//Day/Year)


3. Title and Amount of Securities Underlying
 Derivative Security
(Instr. 4)


4. Conver-
sion or
Exercise
Price of
Deri-
Vative
Security
5. Owner-
ship
Form of
Deriv-
Ative
Security:
Direct
6. Nature of Indirect
Beneficial Ownership
(Instr. 5)

Date
Exercisable
Expiration
Date


Title
Amount
Or
Number
Of
Shares

(D) or
Indirect
(I)
(Instr. 5)


Common Stock Option
(1)
1/16/10
Common Stock
150,000
$0.625
D

































Explanation of Responses:
(1) The options are exercisable as follows: options to purchase 50,000 shares vest on each of January 16, 2002, January 16, 2003 and January 16, 2004, respectively

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
	By:                                                           	1/24/01


	**Signature of Reporting Person	Date

Note:  File three copies of this Form, one of which must be manually signed.
 If space provided is insufficient,	See Instruction 6 for procedure.
SEC 1147 (9-93)